EXHIBIT 99

                              CONSULTING AGREEMENT

        This Consulting Agreement ("Agreement") is made effective the 30th day of June, 1997 by and between Charles W. Clark, ("Consultant"), with principal offices at 465 California St., Suite 435, San Francisco, California 94104 and EDNET, Inc, ("Company"), with principal offices at One Union Street, San Francisco, CA 94111.

                                    RECITALS

        WHEREAS, the Company is desirous of obtaining financial advice and consulting services from Consultant;

        WHEREAS, Consultant is experienced in providing financial and other advisory services;

        WHEREAS,   Consultant  will  incur   substantial  time  and  expense  in
        connection with the fulfilling of its duties under and pursuant to the terms of this Agreement; and

        WHEREAS, in consideration for Consultant agreeing to incur the time and expense of performing the services called for in this Agreement, the Company agrees to pay the considerations called for in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Company and Consultant agree as follows:

                                   AGREEMENT

I. ENGAGEMENT OF CONSULTANT - Company hereby retains Consultant to serve Company in the following areas:

(A) Advising and assisting in the Company in the structuring of debt and liabilities consistent with and for the purposes described in, Company's Business plan, and revisions thereto.

(B) Advising and assisting Company with business development to promote the business goals of Company;

(C) Advising and assisting in the execution of plans for the expansion and growth of the operations of the Company.

(D)     Determining  the  structuring  and the evaluation at any debt proposals;

(E)     Establishing escrow arrangements.

(F) Participating in selecting and supervising legal counsel and auditors, which are deemed qualified by Consultant to perform the services required, for the Company;

(G) Shareholder or investor relations, including, hiring a financial and public relations firm, and participating in the preparation of annual reports and other press or public releases of information;

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(H)     Developing long term financial plans;

        All of the foregoing services collectively are referred to herein as "Consulting Services".

II. ADDITIONAL SERVICES - In connection with the services to be provided by Consultant, Consultant shall compile all due diligence related to the Company. Consultant shall assist in the accumulation of any due diligence and the preparation of any due diligence and the preparation of any documents on behalf of the Company as deemed necessary and appropriate in connection with the services to be rendered by Consultant. Notwithstanding the foregoing Consultant shall be under no obligation to provide services hereunder more frequently than ten (10) hours during each month during the term hereof. Any services, if requested, such as rendering opinions on specific transactions, will be the subject of separate agreements between the parties hereto, if not otherwise covered by the terms hereof.

III. TERM OF AGREEMENT - This Agreement shall become effective as of the date of execution of this Agreement, and shall continue for the period of Five Years (the "Term"), at which time this Agreement shall automatically terminate, unless written notice by either party hereto is given, stating such parties intend to renew.


IV. SCOPE OF RETENTION - The Company hereby retains Consultant as its sole financial consultant and advisor durlng the Term of this Agreement. In the event the Company does not call upon Consultant's services during the Term of this Agreement, the Company shall remain liable to pay the fees and costs set forth in Sections V, VI, and VII.

        The Company further agrees to that as of the date of execution of this Agreement to use best efforts repeal, annul and terminate any and all outstanding written, verbal or other financial consulting agreements, contracts, and relationships, that are within the Company's ability to do so, that may now be in existence, and to refrain from entering into any other financial consulting agreements, contracts or relationships with any third parties, other than Consultant during the Term of this Agreement.

V. COMPENSATION FOR CONSULTING SERVICES - For the advisory services set forth herein, Consultant shall be compensated as follows:

        (a) For re-structuring and re-organizing the Company's senior notes and debts on the Company's balance sheet Consultant shall be issued Common stock or convertible stock warrants of the Company equal to Four Hundred Thousand (400,000) shares. Said securities to be issued to Consultant in full, with all warrants convertible at the option of the Consultant. Said shares shall be due and payable to Consultant at the time initial re-structuring agreements are secured or such later date that the shares are registered on form S-8. All common stock issued to the Consultant shall be registered with the Securities and Exchange Commission pursuant to a registration on form S-8. All shares issued to Consultant are non-refundable and the Company will not request or demand return of any of the shares issued to Consultant should this Agreement terminate prior to the Term.

(b) In addition to section V(a), Consultant shall be issued shares equal to Ten Percent (10%) of the net reduction or reclass from current to long-term of all other debt or liabilities as re-stated in the Company's balance sheet. Said fee shall be due and payable upon execution of re-structured liability agreements, and shall be payable in cash, preferred or common stock, at the discretion of the Consultant. All common or preferred stock issued to the Consultant shall be registered with the Securities and Exchange Commission

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        pursuant to a registration on form S-8.

(c) In the event that Consultant has to employ a re-organization team on behalf of the Company, for the purposes of restructuring and re-organizing Company's balance sheet and debt, all costs of said team shall be paid by Company.

VI. ADDITIONAL COMPENSATION - As additional compensation for the advisory services set forth in Section's I and II, the Company shall pay Consultant the sum of Five Thousand Dollars ($5,000.00) in cash per month with the first payment due on July 15, 1997, and the remaining months to be due and payable in full on the first of each month thereafter for the Term of the Agreement.

        1. All payments will be due and payable on the first day of each consecutive month, beginning after the execution of this agreement.

VII. EXPENSES - The Company shall be responsible for all expenses associated with completing the Consulting Services contemplated herein, for which an initial/deposit of Five Thousand Dollars, ($5,000.00) shall be placed in an Escrow Account ("fund") towards said expenses. This is in addition to the Fee discussed above. Should the Escrow Account funds set aside for expenses concerning this Agreement fall below $500.00, Company shall promptly replenish the fund so that the fund maintains a balance of Five Thousand Dollars ($5,000.00). All expenses above five hundred dollars ($500.00) shall be pre-approved by Company. All unused monies in the fund upon the conclusion of the services shall be promptly returned to Company. The Expenses include but are not limited to the following:

A. All fees associated with the filing of any forms required by state or federal agencies to bring about the intent of this Agreement.

B. All long distance telephone facsimile costs incurred by Consultant, all copylng & mail and Federal Express costs incurred by Consultant, and all other expenses reasonably incurred by Consultant in rendering the Consulting Services contemplated by this Agreement.

C. Any and all travel, airfare, hotel, and entertainment expenses which Consultant may reasonably incur in relation to the performance of the Consulting Services contemplated herein. In addition, Consultant shall be paid a per them travel expense of one hundred dollars ($100.00) for each day of travel related to the Consulting Services contemplated in this Agreement.

VIII. EXPERT TESTIMONY - Should Consultant or any of its employees, contractors or affiliates be required to testify in the event of any litigation relating to matters with respect to which Consultant has provided services hereunder, the Company agrees to pay to Consultant, or its designee, at the per day rate (based upon a seven-hour day) of $2,500, plus reasonable out of pocket expenses for the time required to prepare for such testimony, court waiting time and the time required for such testimony.

IX. BEST EFFORTS - Consultant agrees that it will at all times faithfully and to the best of its experience, ability and talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement.

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X.      INDEPENDENT  CONTRACTOR - Consultant and the Company hereby  acknowledge and agree that Consultant is an Independent contractor and is not a licensed broker-dealer. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is, a partner or agent of, or a Joint venturer with the Company. In addition, Consultant shall take no action which binds, or purports to bind, the Company.

XI. CONSULTANT'S EMPLOYEES - In the event Company hires any of Consultant's personnel at any time within two years from the termination of this Agreement, Company agrees to pay Consultant three (3) times that person's annual salary, within thirty (30) days after the commencement of that employment.

XII. COMPANY'S REPRESENTATIONS - Client represents, warrants and covenants to Consultant that each of the following is true and complete as of the date of this Agreement:

A. Entity Existence. Company is a corporation or other legal entity duly organized, validly existing, and in good standing under the laws of the state of its formation, with full power and authority and all necessary governmental authorizations to own, lease and operate property and carry on its business as it is now being conducted. Company is duly qualified to do business in and is in good standing in every jurisdiction in which the nature of its business or the property owned or leased by it makes such qualifications necessary.

B. Involvement In Proceedings or Investigations by Securities Regulatory Authorities. Company or its officers and two or more owners, and any entity which Company or its affiliates or officers control, has not been previously involved in any litigation, investigations or proceedings with the United States Securities and Exchange Commission or any other State or Foreign Securities Regulatory organization, and is not presently indicted and/or was never convicted of fraud or any singular crime involving any allegation of dishonesty or theft, nor found guity or is currently involved in legal proceedings of such conduct in a civil context, with the exception of full and complete details attached hereto.

C. Disclosure Documents. Company, including subsldiaries as requested, has or will cause to be delivered, concurrent with the execution of this Agreement, copies of its entity records as requested to effectuate any transaction contemplated hereln.

D. Company Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Company. The Agreement has been duly executed and delivered by Company and constitutes the valid and legally binding obligation of Company enforcable in accordance with its terms, except to the extent that enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally. To the best of Company's knowledge, after due inquiry, the execution and delivery of this agreement and the consummation of the transactions contemplated herein will not conflict with any mortgage, indenture, lease, contract, commitment, agreement, or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets.

E. Consents and Authorizations. Any consent, approval, order or authorization of, or registration, declaration, compliance with or filing with any governmental or regulatory authority required in connection with the execution and delivery of this Agreement to permit the consummation by

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        Company and Consultant of the transactions  contemplated herein shall be accomplished in a timely manner and in accordance with federal and/or state laws where applicable.

F. Minute Books. The minute books of Company contain full and complete minutes of all meetings (or written consents in lieu thereof) of the entity of Company.

G. Nature of Representations. No representetlon or warranty made by Company in this Agreement, nor any document or information furnished or to be furnished by Company to the Consultant in connection with this Agreement, contains or will contain any untrue statement of material fact, or omits or will omits to state any material fact necessary to make the statements contained therein not misleading, or omits to state any material fact relevant to the transactions contemplated by this Agreement.

H. Independent Legal and Financial Advice. Consultant is not a law firm, neither is it an accounting firm. Consultant does however employ professionals in that capacity to better able Consultant to provide consulting services. Company represents that it has not nor will it rely upon any legal or financial representation made by Consultant, and that Company has and will continue to seek the independent advice of legal and financial counsel regarding all material aspects of the transactions contemplated by this Agreement, including the review of all documents provided by Consultant to Company and all opportunities Consultant introduces to Company. Company acknowledges that the attorneys, accountants and other advisors employed by consultant represent the interest of Consultant solely, and that no representation or warranty has been given to Company by Consultant as to any legal, tax, accounting, financial or other aspect of the transactions contemplated by this Agreement.

I. Coordination of Financial Advice Activities - Company agrees that from the date of the execution of this Agreement that all Financial Advice Activities of the Company will be coordinated with, controlled by, and subject to the discretion of Consultant. Further, any and all Financial Advice Activities that were in existence on or before the date of this Agreement will be disclosed to Consultant and will cease to continue unless expressly authorized by Consultant.

XIII. NON-CIRCUMVENTION - Company agrees not to enter into any other agreements to provide services for which Consultant has provided services, or enter into any transaction involving a business opportunity or asset introduced to Company by Consultant, without compensating Consultant pursuant to this Agreement. Neither will Company terminate this Agreement solely as a means to avoid paying Consultant compensation earned or to be earned, or in any other ways attempt circumvent Consultant.

XIV. TERMINATION OF AGREEMENT BY CONSULTANT - Consultant may terminate this Agreement if any of the following occurs:

A.      Payments due under this Agreement are not timely made.

B. In the judgment of the Consultant, Company's actions or conduct make it unreasonable for Consultant to perform under this Agreement. Such acts include, and are or may be perceived as being in the nature of dishonesty, illegal activities, harmful to the reputation of the Consultant, and activities which may create civil or criminal liability for the Consultant.

C. Consultant makes a bona fide decision to terminate its business and liquidate its assets.

D. Company misrepresents its corporate standing, power to enter and bind itself to this Agreement, or any of its guarantees as indicated below, or conceals or misrepresents any other material fact which would decrease the binding effect of this Agreement on Company and/or Consultant.

F.      An  unanticipated  material  change  in  federal  or state  laws  and/or
        regulations   makes   continued   performance   under   this   Agreement
        unreasonable.

G.      Breach of any provision of this Agreement

H. Notwithstanding the termination of this Agreement, Consultant shall be entitled to receipt of a minimum fee of all fees due and payable under
        Section V, VII, or the charges for the work actually performed at its normal consulting rates, whichever is more. Consultant shall also be entitled to reimbursement of any expenses incurred, up to the time of termination of this Agreement along with any expenses incurred as a result of the termination.

I. Consultant may terminate this Agreement for any other reason upon a showing of good cause to the Company. Consultant must provide Company with Thirty Day (30) written notice of termination and a written statement of the Consultants good cause for termination. Company will be provided thirty days from the date of written notice to cure any defects set forth in Consultants notice of termination for good cause.

XV. TERMINATION OF AGREEMENT BY COMPANY - Company may terminate this Agreement under the following conditions:

A. Consultant fails to follow Company's reasonable instructions. Company must advise Consultant that its actions or inactions are unacceptable and give Consultant thirty (30) days within which to comply. If Consultant fails to comply withln thirty (30) days, Consultant may be terminated hereunder by Company's service of notice of termination to Consultant.

B. If, in the judgment of the Board of Directors of Company, Consultant's actions or conduct would make it unreasonable to require Company to retain Consultant. Such acts include and are in the nature of dishonesty, illegal activities, activities harmful to the reputation of the Company and activities which create civil or criminal liability for the Company.

C. Notwithstanding the termination of this Agreement, Consultant shall be entitled to receipt of all compensation owed pursuant to Section "H"
        Article X above up to the time of termination of this Agreement. Consultant shall also be entitled to reimbursement of any expenses incurred, up to the time of termination of this Agreement, along with any expenses incurred as a result of the termination.

D. Company may terminate this Agreement for any other reason upon a showing of good cause to the Consultant. Company must provide Consultant with Thirty Day (30) written notice of termination and a written statement of the Company's good cause for termination. Consultant will be provided thirty days from the date of written notice to cure any defects set forth in Company's notice of termination for good cause.

XVI. UTILIZATION OF ATTORNEYS - Consultant utilizes attorneys to assist it in preparing the documentation required to effectuate the transactions contemplated by this Agreement. The attorneys utilized by Consultant represent only Consultant and Consultant's interest in providing consulting services and do not in any way represent the interests of any party to this Agreement other than Consultant's. Company is advised, and has represented, that it will seek independent legal counsel to review all documentation provided to it by Consultant,

XVII. NONDISCLOSURE OF CONFIDENTIAL INFORMATION - In consideration for the client entering into this Agreement, Consultant agrees that the following items used in the Company's business are secret, confidential, unique, and valuable, were developed by Company at great cost and over a long period of time, and disclosure of any of the items to anyone other than Consultant's officers, agents, or authorized employees will cause Company irreparable injury.

A. Non-publlc financial information, accounting information, plans of operations, possible public offerings public announcements;

B.      Customer lists, call lists, and other confidential customer data;

C. Memoranda, notes or records concerning the technical and creative processess conducted by Company.

D.      Sketches,   plans,   drawings  and  other   confidential   research  and
        development data.

XVIII. LIABILITY OF CONSULTANT - Consultant shall have no liabilty to the client with respect to the use or disclosure to others not party to this Agreement of such information as Consultant can establish to:

A.      have been publicly known;

B. have become known, without fault on the part of Consultant, subsequent to disclosure by Company of such information to Consultant, have been otherwise known by Consultant prior to communlcation by the Company to Consultant;

C. have been otherwise known by Consultant prior to communication by the Company to Consultant of such information, or;

D. have been received by consultant at any time from a source, other than Company, lawfully having possession of such information.

XIX. PLACE OF SERVICE - The Consulting Services contemplated to be performed by Consultant will be performed through Consultant's offices; however, it is understood and expected that Consultant may make contacts with persons and entitles in any other place deemed appropriate by Consultant.

XX. NONEXCLUSIVE SERVICES - Company ackowledges that Consultant is currently providing services of a singular nature to other parties and Company agrees that Consultant is not prevented or barred from rendering services of a similar nature to any other individual or entry.

XXI. ALL PRIOR AGREEMENTS TERMINATED - This Agreement comprises the entire agreement and understanding between the parties hereto at the date of this Agreement as to the subject matter hereof and supersedes and replaces all proposals, prior negotiations and agreements, including

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        but not  limited  to that of June 30.  1997,  whether  oral or  written, between the parties hereto in connection with the subject matter hereof.
        None  of  the  parties   hereto  shall  be  bound  by  any   conditions,
        definitions, warranties or representations with respect to the subject matter of this Agreement other than as expressly provided in this Agreement unless the parties hereto subsequently agree to vary this Agreement in written & duly signed by authorized representatives of the parties hereto.

XXII. CONSULTANT IS NOT AN AGENT OR EMPLOYEE OF COMPANY - Consultant's obligations under this agreement consist solely of the Consulting Services described herein. In no event shall Consultant be considered to act as the employee or agent of Company or otherwise represent or bind Company. For the purposes of this Agreement, Conaultant is an independent contractor. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such actions or decisions.

XXIII. CONTINUE OPERATIONS IN SUBSTANTIALLY SAME MANNER - Company will not transfer, sell or hypothecate, assign or distribute any of the assets currently in its possession except upon the written agreement of the parties to this Agreement, and will continue operations in substantially the same manner as it is presently functioning, until the closings of the transactions mutually acceptable to the parties are entered into and this agreement has been consummated.

XXIV.   MISCELLANEOUS.

A. Authority. The execution and performance of this Agreement has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

B. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

C. Waiver. No term of this Agreement shall be considered waived and no breach excused by either party unless such waiver or excuse is made in writing. No consent, waiver or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

D.      Assignment.

        1. The rights and obligations of the Consultant under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. There shall be no rights of transfer or assignment of this Agreement by Company except with the prior written consent of the Consultant.

        2. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties and their successors, any rights or remedies under this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal or when sent by facsimile transmission, charges prepaid, provided that the communication is addressed:

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

1.      In the Case of Consultant to:

        Charles W. Clark
        465 California Street, Suite 435
        San Francisco, California 94104

2.      In the Case of Company to:

        EDNET, Inc.
        One Union St.
        San Francisco, CA 94111

        Attention: Tom Kobayashi

F. Heading and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

G. Entire Agreement. This instrument and any exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

H. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

I. No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

J. Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this Agreement and all terms and conditions hereof, (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

K. Controlling Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State ef California, without regard to its law on the conflict of laws. Any dispute arising out of this Agreement shall be brought in a tribunal of competent jurisdiction in San Francisco, California. The parties excluded any and all statutes, law and treaties which would allow or require any dispute to be decided in another forum or by other rules of decision than provided in this Agreement.

L. Arbitration. All questions and disputes with respect to rights and obligations of the parties arising under the terms of this contract shall be resolved by arbitration.

        1. Demand for Arbitration. If a dispute arises under this contract, either party may demand arbitration by filing a written demand with the other party within 60 days after occurrence of the dispute.

        2. Appointment of Arbitrators. The parties may agree on one arbitrator. If they cannot agree on one arbitrator, there shall be three; one named in writing by each of the parties within five days after demand for arbitration is given, and a third chosen by the two appointed. Should either party refuse or neglect to join in the appointment of the arbitrators or to furnish the arbitrator(s) with any papers or information demanded, the arbitrators may proceed ex parte.

        3. Hearing. A hearing on the matter to be arbitrated shall take place before the arbitrators in the city of San Francisco, county of San Francisco, state of California, at the time and place selected by the arbitrator(s). The arbitrators shall select the time and place promptly and shall give each party written notice of the time and place at least days before the date selected. At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrators. The Arbitrators shall hear and determine the matter and shall execute and acknowledge the award in writing and cause a copy of the writing to be delivered to each of the parties.

        4. Award. If there is only one arbitrator, his or her decision shall be binding and conclusive on the parties, and if there are three arbitrators, the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of a decision by the arbitrators shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award may be given by any Superior Court having jurisdiction, or that Court may vacate, modify, or correct the award in accordance with the prevailing provision of the California Arbitration Act.

        5. New Arbitrators. If three arbitrators are selected, but no two of the three are able to reach an agreement regarding the determination of the dispute, then the matter shall be decided by three new arbitrators who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is agreed on by two of the three arbitrators selected.

        6. Costs of Arbitration.  The costs of the arbitration  shall be bore by
        the  losing  party  or  shall  be  bore  in  such   proportions  as  the
        arbitrator(s) determine(s).

        M. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

        N. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

        O. Indemnification. Company and Consultant agree to indemnify, hold harmless and, at the party seeking indemnification's sole option, defend the other from and against all demand, claims, actions, losses, damages, liabilities, costs and expense, including without limitation, interest, penalties, court fees, and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement. Neither party shall be responsible to the other party for any consequential or punitive damages.


        P. No Third Paid Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

        Q. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date herein above written.


        CONSULTANT

/s/ Charles W. Clark
--------------------
Charles W. Clark


7/23/97
--------
Date


        COMPANY

/s/ Tom Kobayashi
-----------------
Tom Kobayashi
EDNET, Inc.


7/13/97
--------
Date